Exhibit 10.1

August 25, 2008

Mr. Matthew K. Behrent
Entertainment Distribution Company, Inc.
825 8th Avenue, 29th Floor
New York, NY 10019

Dear Matt,

This letter amends and restates your employment letter dated December 27, 2007 to confirm certain terms and conditions of your continued employment in the position of Executive Vice President, Corporate Development of Entertainment Distribution Company, Inc. (the “Company”).  This position is located in New York, New York and reports directly to the Chairman of the Board of Directors of the Company.  In this position, you are responsible for:

•	The development of the Company’s business strategy,
•
The identification, pursuit and project management of new opportunities on a global basis, including, without limitation, divestitures, mergers, acquisitions, investments, strategic partnerships, alliances and joint ventures, relating to both the current operating business of the Company as well as future opportunities to maximize the Company’s other assets,

•	Review and approval of all key business development and customer development activities and
•	such duties and services as normally are associated with such position, which may be assigned to you from time to time.

Your base compensation is $260,000 per annum (the “Base Salary”), which shall be paid in bi-weekly installments for 26 pay periods per year in accordance with the Company’s normal payroll practices.  Your Base Salary and performance will be reviewed on an annual basis each year and your Base Salary may be increased (but not decreased) in the manner determined by the Company in consultation with the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board.

You will be eligible to participate in the Company’s Incentive Bonus Plan and other bonus plans or programs as shall be established by the Board upon recommendations from management of the Company from time to time for senior executives of the Company.  In addition, you will be eligible to receive discretionary bonus awards as the Board may determine in its sole discretion from time to time.

During the term of your employment, you will be entitled to four (4) weeks of vacation in each calendar year at such times as shall be mutually convenient to you and the Company.  Your vacation will be prorated for each partial calendar year during the term of your employment.

During the term of your employment, you will receive a monthly car allowance of $700, which will cover local driving and parking expenses incurred in connection with the performance of your duties hereunder.

During the term of your employment, you may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, as in effect from time to time, to the extent that you qualify under the eligibility requirements of each plan or program.  Details of our current benefits plan have previously been provided to you.

In addition, you will be entitled to a “stay bonus” in an amount equal to your Base Salary payable in a lump sum if you remain employed by the Company through September 1, 2008 or, in the event a Change in Control (as defined below) occurs prior to September 1, 2008, you remain employed by the Company or any successor to the Company following a Change in Control, through the 90 day anniversary of any such Change in Control.  If earned, the Company will pay you the stay bonus within two days after September 1, 2008.

In the event your employment is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below) before you receive payment of the “stay bonus” pursuant to the foregoing paragraph, the Company will pay you, subject to the limitations set forth below, a lump sum severance payment equal to the amount of your Base Salary in effect on such termination date.  You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) if you are then participating in the Company’s annual bonus plan, a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year, provided that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination. In addition, the Company shall continue to provide medical and dental benefits to you and your dependents for a period of 12 months following such date of termination at the same levels of coverage and in the same manner as such benefits are available to you and your dependents immediately prior to such Change in Control.  Your right to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) shall begin after the expiration of the one-year period described in the foregoing sentence.

Following payment of the “stay bonus” set forth above, your employment may be terminated by the Company or by you at any time for any reason, including with or without Cause.  In the event your employment is terminated by the Company or by you for any reason after payment of the “stay bonus”, you will not be entitled to receive any of the payments and benefits set forth in the immediately preceding paragraph, but you shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) any other compensation payments or benefits which have accrued and are payable in connection with such termination.  Upon payment of such amounts, the Company shall have no further payment obligation to you.  You will also have the right to continue medical and dental coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”).

If a Change in Control (as defined below) occurs and if your employment is terminated within three years after such Change in Control for any reason other than Cause (as defined below), the Company shall pay you, within 10 days after such termination, in cash or equivalent, a lump sum severance benefit equal to 250% of your Base Salary in effect on such termination date (or if the base salary was greater prior to such Change in Control, 250% of your Base Salary in effect on the date immediately preceding such Change in Control), provided that, in the event you have received the “stay bonus” payment above in the calendar year in which such severance benefit becomes payable, the amount of the severance benefit paid to you shall be reduced by the amount of such “stay bonus”.  You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) if you are then participating in the Company’s annual bonus plan, a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year, provided that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination.  In addition, the Company shall continue to provide medical and dental benefits to you and your dependents for a period of 12 months following such date of termination at the same levels of coverage and in the same manner as such benefits are available to you and your dependents immediately prior to such Change in Control.  Your right to continue medical and dental coverage under COBRA shall begin after the expiration of the one-year period described in the foregoing sentence.

Notwithstanding any terms to the contrary contained in the Company’s Stock Option Agreement and the Glenayre Long Term Incentive Plan or any successor plan, upon termination of your employment for any reason other than Cause or by you for Good Reason within three years after a Change in Control, all options granted to you under such option plans shall become immediately vested and immediately exercisable and shall remain exercisable for a period equal to the lesser of 12 months following such date of termination or the remaining maximum term of the option.  Further, upon termination of your employment by reason of your voluntary resignation, all options granted to you by the Company pursuant to such option plans which have vested as of the date of such voluntary resignation shall remain exercisable for a period equal to the lesser of six months following such date of termination or the remaining maximum term of the option.

Notwithstanding the foregoing, if any benefit or amount payable to you under this letter on account of your termination of employment constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code (“409A”), payment of such Deferred Compensation shall commence when you incur a “separation from service” within the meaning of Treasury

Regulation Section 1.409A-1(h) (“Separation from Service”).  However, if you are a “specified employee” within the meaning of 409A at the time of your Separation from Service, any Deferred Compensation payable to you under this letter on account of your termination of employment shall be delayed until the first day of the seventh month following your Separation from Service (the “409A Suspension Period”).  Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to you a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this letter but for the imposition of the 409A Suspension Period.  Thereafter, you shall receive any remaining payments due under this letter in accordance with its terms as if there had not been any suspension period beforehand.

For purposes of this letter agreement:

(1)           “Cause” means (1) your resignation, except for Good Reason, from the office of Executive Vice President, Corporate Development of the Company; (2) dishonesty or fraud on the part of the employee which is intended to result in the employee’s substantial personal enrichment at the expense of the Company or its affiliates; (3) a material violation of the employee’s responsibilities as an executive of the Company or its subsidiaries which is willful and deliberate; or (4) the conviction (after the exhaustion of all appeals) of the employee of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony; provided, that in no event shall “Cause” include (i) any personal or policy disagreement between the employee and the Company or any member of the board of directors of the Company or (ii) any action taken by the employee in connection with the employee’s duties if the employee acted in good faith and in a manner the employee reasonably believed to be in the best interest of the Company and had no reasonable cause to believe the employee’s conduct was unlawful.

(2)           “Change in Control” means any of the following: (a) the acquisition, directly or indirectly after the date of this letter agreement, in one or a series of transactions, of 25% or more of the Company’s common stock by any “person” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; (b) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company immediately prior to such merger, consolidation, share exchange or similar transaction, as a group, would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (c) the consummation of an agreement providing for the sale or transfer (other than a security for obligations of the Company) of substantially all the operating assets of the Company; (d) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or pursuant to a negotiated settlement with any such Person to avoid the threat of any such contest or solicitation.

(3)           “Good Reason” means the occurrence of any of the following events provided you (A) notify the Board in writing within 90 days following the initial occurrence of the events that are alleged to constitute good reason and specifying the events that are alleged to constitute good reason and (B) terminate your employment within 90 days of the date of your notice if the Company does not cure said events within 30 days after the date of your notice: (i) any material breach by the Company of the terms of this letter agreement or any material diminution by the Company of your authority, duties or responsibilities with the Company as specified in the first paragraph of this letter agreement;; (ii) any relocation of your principal office to a location which is more than 25 miles outside of New York, New York; or (iii) any request by the Company for you to report to someone other than the Chairman of the Company’s Board of Directors, except where such request is specifically approved by you.  For the avoidance of doubt, the parties hereto confirm that a sale of the assets or equity of Entertainment Distribution Company, LLC, a wholly-owned subsidiary of the Company, shall constitute a sale of substantially all the operating assets, but shall not alone constitute a material diminution by the Company of your duties or responsibilities.

The Company agrees to refrain from making and agrees to cause its subsidiaries and its and their respective officers, directors, agents and employees to refrain from making any disparaging, derogatory or negative statements to the public or any third party about you, your employment with the Company or your reputation, standing in the business community or business practices, during and after termination of your employment with the Company.  You agree to refrain from making any such disparaging, derogatory or negative statements about the Company or any of its affiliates, or any of their past or present officers, directors, agents or employees.

This letter agreement may not be modified or amended in any way unless in a writing signed by each of the parties hereto.

Please confirm the terms and conditions set forth herein by countersigning this letter in the space provided below.

Sincerely,
/s/ Clarke Bailey
Clarke Bailey
Chairman of the Board

Accepted by:   /s/ Matthew K. Behrent                                                                                                                    Date:    August 25, 2008
 Matthew K. Behrent